EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Interlink Electronics, Inc.

We hereby consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 pertaining to the registration of 1,500,000 shares of common stock of Interlink Electronics, Inc. of our report dated March 26, 2026, relating to the consolidated financial statements of Interlink Electronics, Inc. and its subsidiaries as of December 31, 2025 and 2024 which appear in Interlink Electronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission on March 26, 2026.

/s/ LMHS, P.C.
LMHS, P.C.
Norwell, MA
June 4, 2026

FIRM ID: 3373